SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 27, 2002

ALLIANCE ATLANTIS COMMUNICATIONS INC. /s/Paul Laberge Paul Laberge Senior Vice-President Corporate Development and General Counsel